PROSPECTUS SUPPLEMENT NO. 16    FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED May 21, 2012)    REGISTRATION NO. 333-180072
INTERMOUNTAIN COMMUNITY BANCORP
Up to 13,806,379 Shares of Common Stock
Warrants to Purchase 1,700,000 Shares of Non-Voting Common Stock (and such underlying shares of Non-Voting Common Stock)
Up to 39,780,209 Shares of Non-Voting Common Stock
Up to 41,480,209 Shares of Common Stock Underlying the Non-Voting Common Stock

This prospectus supplement No. 16 supplements information contained in that certain prospectus dated May 21, 2012 (the “Prospectus”) relating to the resale by certain Selling Securityholders of the securities listed above that were issued and sold by Intermountain Community Bancorp pursuant to certain agreements with the Selling Securityholders.
This prospectus supplement includes our press release dated July 25, 2013 announcing earnings for the quarter ended June 30, 2013.
The information contained in the press release included in this prospectus supplement is dated as of the date of such press release. This prospectus supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 25, 2013